Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-156252

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 2, DATED AUGUST 3, 2010

TO PROSPECTUS DATED MAY 7, 2010

This prospectus supplement supplements our prospectus dated May 7, 2010, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on July 29, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated May 7, 2010 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On August 3, 2010, the last reported sale price per share of our common stock was 2.18 NIS (approximately $0.58) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2010 (July 27, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BioCancell Therapeutics, Inc. (the “Company”) announced today that the Office of the Chief Scientist (“OCS”) of the Israeli Ministry of Industry, Trade and Labor, had approved a grant for the second year of the research and development plan for the drug candidate BC-819, as a treatment for ovarian cancer.

The grant includes participation in 60% of approved expenses incurred in Israel, up to a limit of NIS 3,371,000 (approximately $875,000), and participation in 30% of approved expenses incurred outside of Israel, up to a limit of NIS 1,838,000 (approximately $478,000). These limits may be subject to adjustment as a result of the budgeting policy of the OCS. The approval of the grant is subject to the terms set forth under the Law for the Encouragement of Industrial Research and Development, 1984, which includes the payment of royalties derived from income from the use of BC-819, and the obligation to repay the funds received (with interest and linkage to the CPI), if the project is terminated without authorization from the OCS, and the latter demands the return of funds.

The grant will be used to advance the Phase I/IIa clinical trial of BC-819 as a treatment for ovarian cancer. It comes in addition to previous OCS grants to develop BC-819 as a treatment for superficial bladder cancer, and a grant by the American-Israeli BIRD (Bi-national Industrial Research and Development) Foundation to develop BC-819 as a treatment for pancreatic cancer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: July 29, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary